Exhibit 15

December 27, 1993



Lowe's Companies, Inc.
North Wilkesboro, North Carolina

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Lowe's Companies, Inc. and subsidiaries for the periods ended April 30, 1993 and 1992, July 31, 1993 and 1992, and October 31, 1993 and 1992, as indicated in our reports dated May 11, 1993, August 10, 1993, and November 11, 1993, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q for the quarters ended April 30, 1993, July 31, 1993 and October 31, 1993 are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE